Exhibit (d)(xiv)

EXECUTION VERSION

PURCHASE AGREEMENT

among

CANADA PENSION PLAN INVESTMENT BOARD,

ELK EVERGREEN INVESTMENTS, LLC

and

ELK CYPRESS INVESTMENTS, LLC

November 8, 2023

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is dated as of November 8, 2023 by and among Canada Pension Plan Investment Board, a Canadian federal Crown corporation (“CPPIB”), Elk Evergreen Investments, LLC, a Delaware limited liability company (“Evergreen Purchaser”), and Elk Cypress Investments, LLC (“Cypress Purchaser” and together with Evergreen Purchaser, the “Purchasers”).

RECITALS

WHEREAS, CPPIB is the record and beneficial owner of 1,501,211 voting ordinary shares, par value $1.00 per share, of Enstar Group Limited, a Bermuda exempted company with liability limited by shares (“Enstar” and shares, “Shares”);

WHEREAS, CPPIB desires to sell to Purchasers, and Purchasers desire to acquire from CPPIB, 803,500 Shares (the “Subject Shares”) in the aggregate, as more specifically provided herein (such sale and acquisition, the “Transaction”); and

WHEREAS, concurrently with the execution of this Agreement, Purchasers have entered into an Equity Commitment Letter (the “Equity Commitment Letter”) with an affiliate of Sixth Street Partners, LLC (the “Financing Source”), pursuant to which the Financing Source has agreed to provide Purchasers with certain equity financing in connection with the Transaction on the terms and subject to the conditions set forth therein (the “Equity Financing”).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1            Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Applicable Law” means, with respect to any Person, all provisions of Law that apply to such Person and such Person’s activities, assets and property.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Toronto, Canada, New York, New York or Hamilton, Bermuda are authorized or required by Applicable Law to close.

“Closing Date” means the date on which the Closing (as defined below) occurs.

“Elected Closing Date” means such date as may be elected by Purchasers by delivering written notice thereof to CPPIB at least three Business Days prior to such date; provided that in no event shall the Elected Closing Date be a date prior to November 15, 2023 or after December 1, 2023 without the prior written consent of CPPIB.

“Governmental Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, court, tribunal or arbitrator, or any self-regulatory organization.

“Law” means any treaty, code, statute, law (including common law), rule, regulation, convention, ordinance, order, regulatory policy statement or similar guidance, binding directive or decree of any Governmental Authority.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right, restriction or limitation of any kind, whether arising by agreement, operation of Law or otherwise, except for any lien, charge, security interest, encumbrance, right of first refusal, preemptive right, restriction or limitation pursuant to any Applicable Law or the organizational documents of Enstar.

“Permit” means any consent, franchise, license, approval, authorization, registration, certificate, certification or permit issued or granted by any Governmental Authority.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, limited partnership or other entity.

“Total Closing Payment” means an amount equal to the sum of (a) $182,541,460.15 plus (b) solely if the Closing has not occurred on or prior to November 16, 2023, an amount equal to $40,009.09 per day for the actual number of days elapsed commencing on November 17, 2023 through and until the earlier of (i) the Closing Date and (ii) December 1, 2023, it being understood that in no event shall the Total Closing Payment exceed $183,141,596.46.

ARTICLE II

PURCHASE AND SALE

2.1            Agreement to Purchase. At the Closing, Purchasers shall collectively pay to CPPIB an amount equal to the Total Closing Payment, and CPPIB shall, in exchange thereof, sell to Purchasers, collectively, 803,500 Subject Shares (the “Total Subject Shares”) in the aggregate, free and clear of all Liens. At least three Business Days prior to the Closing Date, Purchasers shall notify CPPIB in writing of the number of Subject Shares to be acquired by each Purchaser (such number of Subject Shares, such Purchaser’s “Subject Shares”) and a portion of the Total Closing Payment shall be paid by each Purchaser pro rata based on the number of Subject Shares acquired by such Purchaser (such portion of the Total Closing Payment, such Purchaser’s “Closing Payment”), it being understood that the total number of Subject Shares to be acquired by Purchasers collectively shall be equal to the Total Subject Shares.

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2.2            Closing. The closing of the Transaction (the “Closing”) shall, subject to the conditions herein, occur on the Elected Closing Date or at such other date and time as the parties shall mutually agree in writing. The Closing shall occur at 9:00 a.m. Eastern Time at the offices of Hogan Lovells US LLP, 1735 Market Street, Philadelphia, PA 19103, or such other location or time as the parties shall mutually agree in writing.

2.3	Deliveries.

(a)            On the Closing Date, each Purchaser shall deliver or cause to be delivered to CPPIB:

(i)            such Purchaser’s Closing Payment by wire transfer of immediately available funds to the account designated by CPPIB on Schedule 1 (the “Closing Payment Account”); and

(ii)           a certificate signed by a duly authorized officer of such Purchaser certifying that the conditions set forth in Sections 2.4(b)(i) and (ii) have been satisfied with respect to such Purchaser.

(b)            On the Closing Date promptly after receipt of each Purchaser’s Closing Payment into the Closing Payment Account, CPPIB shall deliver or cause to be delivered to such Purchaser the following:

(i)            duly executed share transfer forms in favor of such Purchaser for the transfer of all of such Purchaser’s Subject Shares in the form attached as Exhibit A hereto and any certificates representing such Shares or, if any of such Shares are not certificated and are held in street name by a broker for CPPIB, CPPIB shall cause its broker to deliver such Shares to an account designated by such Purchaser through the facilities of the Depository Trust Company’s DWAC system; and

(ii)           a certificate signed by a duly authorized officer of CPPIB certifying that the conditions set forth in Sections 2.4(a)(i) and (ii) have been satisfied with respect to CPPIB.

2.4	Closing Conditions.

(a)            The obligations of each Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(i)            the accuracy in all material respects on the Closing Date of the representations and warranties of CPPIB contained herein (except (A) to the extent expressly made as of an earlier date, in which case only as of such date, and (B) for the representations and warranties in Section 3.2(c), which must be accurate in all respects on the Closing Date);

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(ii)           all obligations, covenants and agreements of CPPIB under this Agreement required to be performed at or prior to the Closing Date shall have been performed in all material respects; and

(iii)	the delivery by CPPIB of the items set forth in Section 2.3(b).

(b)            The obligations of CPPIB hereunder in connection with the Closing are subject to the following conditions being met:

(i)            the accuracy in all material respects on the Closing Date of the representations and warranties of each Purchaser contained herein (except to the extent expressly made as of an earlier date, in which case only as of such date);

(ii)           all obligations, covenants and agreements of each Purchaser under this Agreement required to be performed at or prior to the Closing Date shall have been performed in all material respects; and

(iii)          the delivery by each Purchaser of the items required to be delivered to CPPIB set forth in Section 2.3(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1            Representations and Warranties of Purchasers. Each Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to CPPIB as follows:

(a)            Existence; Good Standing. Such Purchaser has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has all requisite power and authority to own and operate its properties and to conduct its business as conducted as of the date hereof.

(b)            Authorization, Authority and Enforceability. This Agreement has been duly authorized, executed and delivered by such Purchaser. Such Purchaser has full right, power and authority to enter into and perform its obligations under this Agreement. Assuming the due authorization, execution and delivery of this Agreement by CPPIB, this Agreement constitutes a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

(c)            Approvals or Consents. No consents, authorizations, waivers, filings, registrations or approvals are required under Applicable Law in connection with the execution and delivery of this Agreement by such Purchaser, the consummation of the transactions contemplated hereby or the performance by such Purchaser of its obligations hereunder.

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(d)            Certain Ownership Matters. Schedule 3.1(d) sets forth a true and correct list of all equity interests in Enstar or securities convertible into or exercisable for equity interests in Enstar owned by the Purchasers or any of their respective affiliates; provided, that for purposes of the forgoing, any portfolio company (as such term is commonly understood in the private equity industry) of any investment fund or vehicle affiliated with, or managed or advised by, Sixth Street Partners, LLC or any of its affiliates shall be deemed not to be an affiliate of either Purchaser.

(e)            No Conflict. The execution, delivery and performance by such Purchaser of this Agreement do not and will not, assuming the accuracy of the representations and warranties of CPPIB contained herein, (i) violate any provision of any Law or Permit applicable to such Purchaser, (ii) result in a violation or breach of any provision of the Certificate of Formation or Limited Liability Company Agreement of such Purchaser, or (iii) require any consent, approval or notice (other than those previously obtained or given) under, or otherwise violate, conflict with, result in a breach of or the loss of any benefit under, constitute (with due notice or lapse of time or both) a default under, result in the termination of or a right of termination or cancellation under, result in the creation of a Lien upon the assets of such Purchaser under, or accelerate the performance required by or rights or obligations under, any of the terms, conditions or provisions of any material contract or any loan agreement, credit agreement, note, mortgage, security agreement or indenture to which such Purchaser or any of its subsidiaries is a party or by which it is bound or to which any of its properties, assets or business is subject, except in the case of clauses (i) and (iii) where any such violation, breach, conflict or failure to receive consent or approval or to provide notice would not be, individually or in the aggregate, reasonably expected to materially delay or materially adversely impact the Transaction.

(f)             Equity Financing. As of the date of this Agreement, such Purchaser has delivered to CPPIB a true, correct and complete copy of the Equity Commitment Letter. The Equity Commitment Letter has been duly executed and delivered by, and is a legal, valid and binding obligation of, such Purchaser and, to the knowledge of such Purchaser, the Financing Source party thereto, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally. As of the date of this Agreement, the Equity Commitment Letter has not been withdrawn, rescinded, terminated or otherwise amended or modified and there are no side letters, understandings or other agreements or arrangements of any kind relating to such Equity Commitment Letter that would affect the availability of the Equity Financing on the Closing Date sufficient to enable Purchasers to collectively pay the Total Closing Payment. As of the date of this Agreement, the aggregate proceeds of the Equity Financing, when funded in accordance with the terms of, and subject to the conditions set forth in, the Equity Commitment Letter, will be sufficient to enable Purchasers to collectively pay the Total Closing Payment.

(g)            Brokers. There is no broker, finder or other party that is entitled to receive from such Purchaser any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Agreement for which CPPIB could be liable.

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(h)            Information. Such Purchaser acknowledges that (i) it has taken full responsibility for determining the scope of its investigations of Enstar and its subsidiaries and for the manner in which such investigations have been conducted, and has, as of the date hereof, examined Enstar and its subsidiaries to the full satisfaction of such Purchaser; and (ii) the purchase price for the Subject Shares represents a negotiated price between sophisticated parties.

(i)             Access to Information. Such Purchaser has reviewed information, including non-public information about the Company (all such information, “Information”), that it believes is necessary to evaluate the decision to purchase such Purchaser’s Subject Shares pursuant to this Agreement. Such Purchaser hereby waives any and all claims and causes of action now or hereafter arising against CPPIB or its Affiliates based upon or relating to any alleged non-disclosure or disclosure of Information and further covenants not to assert any claims against or to sue CPPIB or any of its directors, officers, employees, partners, agents or Affiliates for any loss, damage or liability arising from or relating to such Purchaser’s purchase of such Purchaser’s Subject Shares pursuant to this Agreement based upon or relating to any alleged non-disclosure or disclosure of Information.

(j)             Reliance. Such Purchaser acknowledges that CPPIB is relying on the representations, warranties, agreements and acknowledgments of Purchaser set forth in this Agreement in engaging in the Transaction, and would not engage in the Transaction in the absence of such representations, warranties, agreements and acknowledgements.

3.2            Representations and Warranties of CPPIB. CPPIB hereby represents and warrants as of the date hereof and as of the Closing Date to each Purchaser as follows:

(a)            Existence; Good Standing. CPPIB is duly organized, validly existing and in good standing (or similar concept if applicable) under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to own and operate its properties and to conduct its business as conducted as of the date hereof.

(b)            Authorization, Authority and Enforceability. This Agreement has been duly authorized, executed and delivered by CPPIB. CPPIB has full right, power and authority to enter into and perform its obligations under this Agreement. Assuming the due authorization, execution and delivery of this Agreement by Purchasers, this Agreement constitutes a legal, valid and binding obligation of CPPIB enforceable against CPPIB in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

(c)            Title to Shares. At the Closing, CPPIB will be the sole record and beneficial owner of, and have good and marketable title to, the Subject Shares. At the Closing, after payment of each Purchaser’s Closing Payment to the Closing Payment Account, CPPIB shall deliver to such Purchaser good and marketable title to such Purchaser’s Subject Shares, free and clear of all Liens.

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(d)            Approvals or Consents. No consents, authorizations, waivers, filings, registrations or approvals are required under Applicable Law in connection with the execution and delivery of this Agreement by CPPIB, the consummation of the transactions contemplated hereby or the performance by CPPIB of its obligations hereunder.

(e)            No Conflicts. The execution, delivery and performance by CPPIB of this Agreement does not and will not, assuming the accuracy of the representations and warranties of Purchasers contained herein, (i) violate any provision of any Law or Permit applicable to CPPIB, (ii) result in a violation or breach of any provision of the organizational documents of CPPIB, or (iii) require any consent, approval or notice (other than those previously obtained or given) under, or otherwise violate, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any of the terms, conditions or provisions of any material contract or any loan agreement, credit agreement, note, mortgage, security agreement or indenture to which CPPIB is a party or by which it is bound or to which any of its properties, assets or business is subject, except in the case of clauses (i) and (iii) where any such violation or failure to receive consent or approval or to provide notice would not reasonably be expected to materially delay or materially adversely impact the Transaction.

(f)             Brokers. There is no broker, finder or other party that is entitled to receive from CPPIB any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Agreement for which either Purchaser could be liable.

(g)            Information. CPPIB acknowledges that (i) it has taken full responsibility for determining the scope of its investigations of Enstar and its subsidiaries and for the manner in which such investigations have been conducted, and has, as of the date hereof, examined Enstar and its subsidiaries to the full satisfaction of CPPIB; and (ii) the purchase price for the Subject Shares represents a negotiated price between sophisticated parties.

(h)            Access to Information. CPPIB has reviewed Information about the Company that it believes is necessary to evaluate the decision to sell the Subject Shares pursuant to this Agreement. CPPIB hereby waives any and all claims and causes of action now or hereafter arising against Purchasers or any of their respective Affiliates based upon or relating to any alleged non-disclosure or disclosure of Information and further covenants not to assert any claims against or to sue Purchasers or any of their respective directors, officers, employees, partners, agents or Affiliates for any loss, damage or liability arising from or relating to CPPIB’s sale of the Subject Shares pursuant to this Agreement based upon or relating to any alleged non-disclosure or disclosure of Information.

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(i)             Reliance. CPPIB acknowledges that each Purchaser is relying on the representations, warranties, agreements and acknowledgments of CPPIB set forth in this Agreement in engaging in the Transaction, and would not engage in the Transaction in the absence of such representations, warranties, agreements and acknowledgements.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1	Efforts to Consummate.

(a)            Each Purchaser and CPPIB shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and make effective the transactions contemplated by this Agreement as promptly as possible (including, without limitation, the satisfaction of the applicable conditions set forth in Section 2.4). Without limiting the generality of the foregoing, each Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing contemplated by the Equity Commitment Letter in accordance with the terms and subject to the conditions set forth therein, including (i) maintaining in effect such Equity Commitment Letter in accordance with its terms, (ii) satisfying on a timely basis all conditions applicable to such Purchaser in such Equity Commitment Letter and (iii) subject to the satisfaction or waiver of the conditions set forth in such Equity Commitment Letter, consummating the Equity Financing at or prior to the Closing, in each case, in accordance with the terms and subject to the conditions set forth therein. Neither Purchaser shall agree to, or permit, any amendment or modification of, or waiver or consent under, the Equity Commitment Letter, without the prior written consent of CPPIB.

(b)            For the avoidance of doubt, each Purchaser acknowledges that CPPIB may retain all rights in respect of any and all agreements between CPPIB and Enstar, including the Shareholder Rights Agreement, dated June 3, 2015, and the Registration Rights Agreement, dated as of April 1, 2014, by and among Enstar, First Reserve Fund XII, L.P., FR XII-A Parallel Vehicle, L.P., FR XI Offshore AIV, L.P., FR Torus Co- Investment, L.P., and Corsair Specialty Investor, L.P., as amended, supplemented or otherwise modified from time to time, including by that certain Registration Rights Assignment Agreement, dated as of June 3, 2015, by and among the parties to such Registration Rights Agreement and CPPIB, in each case to the extent provided in such agreement.

4.2            Fees and Expenses. Whether or not the Closing occurs, each party will pay its own fees, costs and expenses of its advisers, counsel, accountants and other experts, if any, and all other costs and expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction.

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4.3            Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements (including publications of financial statements and filings) the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement without the prior written consent of the other parties, provided the foregoing shall not restrict (a) customary disclosures by CPPIB regarding its investment in Enstar in the form customary for its disclosure of other investments or (b) customary disclosures by either Purchaser to its and its affiliates’ current, former, future or prospective investors relating to this Agreement and the Transaction on a confidential basis and nothing herein shall restrict the disclosure of information about the Transaction on such Purchaser’s or its affiliates’ websites in the ordinary course of business.

ARTICLE V

TERMINATION

5.1            Automatic Termination. Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing if (a) a Law shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction, that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the Transaction or makes the Transaction illegal, and such action shall have become final and non-appealable, or (b) the Closing has not occurred on or prior to 11:59 p.m. Eastern Time on December 1, 2023.

5.2            Effect of Termination. In the event of the termination of this Agreement as provided in this Article V, there shall be no liability on the part of any party; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement, including, for the avoidance of doubt, any failure of a party to consummate the Closing when required to do so hereunder.

ARTICLE VI

MISCELLANEOUS

6.1            Entire Agreement. This Agreement and the documents referred to herein, together with the exhibits and schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and such documents, exhibits and schedules.

6.2            No Other Representations. Except for the representations and warranties expressly contained in this Agreement, none of the parties hereto has made or makes any other express or implied representation or warranty with respect to the Transaction contemplated hereby. Each party acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the Transaction contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the other parties hereto set forth in this Agreement, and (b) the other parties hereto have not made any representation or warranty with respect to the Transaction contemplated hereby, except as expressly set forth in this Agreement.

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6.3            Notices. All notices and other communications provided for hereunder shall be made in writing by hand-delivery, facsimile, e-mail or air courier guaranteeing overnight delivery:

if to either Purchaser, to:

c/o Sixth Street Partners LLC

2100 McKinney Avenue, Suite 1500

Dallas, TX 75201

USA

Attention: Sixth Street Legal

Email: sixthstreetlegal@sixthstreet.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

USA

Attention: Elizabeth A. Cooper

E-mail: ecooper@stblaw.com

if to CPPIB, to:

Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, ON M5C 2W5

Canada

Attention: Mike Rodgers, Managing Director, Active Equities North America

Email: mrodgers@cppib.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, NY 10001

United States

Attention: Kevin M. Schmidt

Email: kmschmidt@debevoise.com

6.4            Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by each Purchaser and CPPIB or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

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6.5            Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. All references in this Agreement to Sections, Schedules or Exhibits, unless otherwise expressed or indicated, are to the Sections, Schedules or Exhibits of or to this Agreement.

6.6            Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder is binding upon and inures to the benefit of any parties other than the parties hereto and their respective successors and permitted assigns, and there are no third-party beneficiaries of this Agreement. No party will assign this Agreement (or any portion hereof, or any rights or obligations hereunder) without the prior written consent of the other parties hereto; provided, that Purchasers may from time to time assign their rights and obligations to acquire up to 89,300 Subject Shares to up to two Persons (which two Persons shall be affiliates of each other), subject to any such assignee having satisfied any reasonable “know-your-customer” requirements of CPPIB; provided, further, that such assignment shall not relieve Purchasers of any of their rights or obligations hereunder, including to acquire Subject Shares, except to the extent such acquisition of Subject Shares by such assignee(s) is actually consummated hereunder.

6.7            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof that would require the application of the Laws of any other jurisdiction. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware). Each party hereby irrevocably submits to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court or that such suit, action or proceeding is an improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under Section 6.3 of this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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6.8            Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or email transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email signature page were an original thereof.

6.9            Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.10          Further Assurances. Each party shall execute and deliver such additional instruments, documents and other writings as may be reasonably requested by any other party, before or after the Closing, in order to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

6.11          No Survival. The representations and warranties of the parties contained in this Agreement and in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of one year from the date hereof, except that the representations and warranties in Sections 3.2(c) and (g) shall survive indefinitely.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ELK EVERGREEN INVESTMENTS, LLC

By:	/s/ Joshua Peck
Name:	Joshua Peck
Title:	Vice President

ELK CYPRESS INVESTMENTS, LLC

By:	/s/ Joshua Peck
Name:	Joshua Peck
Title:	Vice President

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Mike Rodgers
Name:	Mike Rodgers
Title:	Managing Director, AE North America, Active Equities

By:	/s/ Frank Ieraci
Name:	Frank Ieraci
Title:	Senior Managing Director & Global Head of Active Equities and Investment Science

[Signature Page to Purchase Agreement]

SCHEDULE 1

Wire Instructions
Closing Payment Account	Bank Name:	State Street Bank & Trust Company
	Bank Address:	Boston, USA
	BIC:	SBOSUS33XXX
	ABA:	011000028
	Account Name:	Canada Pension Plan Investment Board
	Account Number:	00508499
	Beneficiary Address:	1 Queen Street East, Suite 2500, Toronto, Ontario, M5C 2W5
	Reference:	NT6P

SCHEDULE 3.1(d)

None.

Exhibit A

Form of Stock Power

Transfer of a Share or Shares

Enstar Group Limited

(the “Company”)

FOR VALUE RECEIVED

We, Canada Pension Plan Investment Board (the “Transferor”), hereby sell, assign and transfer unto [•], a Delaware limited liability company, as “Transferee,” of c/o Sixth Street Partners LLC, 2100 McKinney Avenue, Suite 1500, Dallas, TX, USA 75201, [•] voting ordinary shares of the Company.

DATED this day of                                               , 2023

Signed by: In the presence of:

CANADA PENSION PLAN INVESTMENT BOARD

Transferor	Witness
Name:
Title:

Transferee	Witness
Name:
Title: